Exhibit 99.1

Blueprint Medicines Announces Proof-of-Concept Data from Phase 1 Clinical Trial of BLU-285 in Patients with Advanced Gastrointestinal Stromal Tumors

– Favorable Safety and Tolerability Profile –

– Tumor Reduction Observed in Both PDGFRα-Driven and KIT-Driven Patients –

– Blueprint Medicines to Host Investor Conference Call and Webcast on

December 1, 2016 at 12:30 p.m. ET –

CAMBRIDGE, Mass., November 30, 2016 – Blueprint Medicines Corporation (NASDAQ: BPMC), a leader in discovering and developing targeted kinase medicines for patients with genomically defined diseases, today announced data from its ongoing Phase 1 clinical trial evaluating BLU-285, an investigational medicine for the treatment of patients with advanced gastrointestinal stromal tumors (GIST). These data provide proof-of-concept for BLU-285, a potent, highly selective inhibitor of D842V mutant PDGFRα and Exon 17 mutant KIT. The data will be presented on Thursday, December 1, 2016 at the 28th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in Munich, Germany (EORTC-NCI-AACR).

“The clinical activity observed to date in the dose escalation portion of this Phase 1 study is promising,” said Michael Heinrich, M.D., Oregon Health & Science University, an investigator for the clinical trial. “Advanced GIST is a devastating illness, marked by rapid disease progression. Seeing tumor shrinkage in 14 out of 15 PDGFRα-driven GIST patients at this point in the study is notable. I am also excited to see tumor shrinkage in four out of the six KIT-driven GIST patients treated at the higher dose levels, indicating the potential for increased clinical activity as we continue to dose-escalate.  Given these encouraging early data for this investigational medicine, I believe BLU-285 could be transformative for patients with advanced GIST.”

“These data help to validate Blueprint Medicines’ ability to craft targeted kinase inhibitors and to achieve rapid proof-of-concept for our investigational therapies in genomically-defined populations,” said Andy Boral, M.D., Chief Medical Officer at Blueprint Medicines. “We are encouraged by the early evidence of clinical activity, with the majority of patients achieving stable disease or a partial response, and some patients having durable tumor reduction lasting at least eight months. I am also pleased that BLU-285 has been well-tolerated to date and that the pharmacokinetic profile supports once daily dosing. We continue to believe that BLU-285 has the potential to significantly impact the treatment paradigm for patients with GIST.”

Data from the Ongoing Phase 1 Clinical Trial

BLU-285 is currently being evaluated in the dose escalation stage of a Phase 1 clinical trial in patients with unresectable PDGFRα-driven GIST and patients with treatment-resistant KIT-driven GIST. As of the data cutoff date of November 1, 2016, 36 patients had been treated in the dose escalation portion of the Phase 1 clinical trial at seven dose levels (ranging from 30 mg once daily (QD) to 400 mg QD), including 18 patients with PDGFRα-driven GIST and 18 patients with KIT-driven GIST. The median age was 61 (ranging from 41 to 77), and the median number of prior tyrosine-kinase inhibitor (TKI) regimens was 3.5 (ranging from zero to 12).

Preliminary pharmacokinetic analysis demonstrated relatively rapid absorption of BLU-285 and a mean half-life of over 24 hours that supports once daily dosing.

Preliminary Safety Data

As of the data cutoff date of November 1, 2016, BLU-285 was observed to be well-tolerated at all doses. The majority of adverse events (AEs) reported by investigators were Grade 1 or 2. Across all grades, AEs reported by investigators most commonly included nausea (42%), vomiting (33%), peripheral edema (31%), fatigue (28%) and constipation (22%). Investigators reported treatment-related Grade 3 AEs in three patients: nausea and vomiting (one patient); anemia and intratumoral hemorrhage (one patient); and hypophosphatemia (one patient). No dose-limiting toxicities or drug-related Grade 4 or 5 AEs were reported,  and no patients discontinued BLU-285 due to treatment-related adverse events. A maximum tolerated dose (MTD) has not been reached, and enrollment in the dose escalation portion of the Phase 1 clinical trial is ongoing.

Preliminary Clinical Activity Data

As of the data cutoff date of November 1, 2016, 28 patients in the first six cohorts of the dose escalation portion of the clinical trial (at doses ranging from 30 mg QD to 300 mg QD) had completed at least two 28-day dosing cycles and were evaluable for response assessment. CT and MRI imaging was used to measure clinical activity by Response Evaluation Criteria In Solid Tumors (RECIST) version 1.1.

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In PDGFRα-driven GIST, investigators observed radiographic tumor reduction in 14 of 15 evaluable patients with six patients achieving a partial response (PR) by RECIST (five confirmed, one unconfirmed). Tumor reduction was observed at the first dose level in the PDGFRα-driven subgroup of advanced GIST.

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In KIT-driven GIST, investigators observed radiographic tumor reduction in five of the 13 evaluable patients, including one who achieved a PR by RECIST (confirmed). At the higher dose levels (greater than or equal to 135 mg), four out of six patients had tumor reduction, including the patient with a PR, suggesting increased clinical activity with increased dose. Tumor shrinkage was first observed at the fourth dose level in the KIT-driven subgroup of advanced GIST.

•	Among all 36 patients treated, 27 patients remained on BLU-285, including all 18 patients with PDGFRα-driven GIST, with a duration of treatment ranging from 0.8 months to 12.3 months.

•	Nine patients discontinued treatment with BLU-285 due to progressive disease.

Clinical Development Plans for BLU-285 in GIST

Based on the favorable safety profile and encouraging clinical activity observed to date in the Phase 1 clinical trial for BLU-285 for the treatment of advanced GIST, Blueprint Medicines will continue to enroll patients in the dose escalation portion of this clinical trial until a MTD or a lower recommended dose for further clinical evaluation has been established. Enrollment in the expansion cohorts for this Phase 1 clinical trial is expected to begin in the first half of 2017. Blueprint Medicines plans to enroll approximately 35 patients with advanced GIST in the expansion cohorts. We also plan to accelerate our evaluation of expanded development options for BLU-285 in GIST, including opportunities to move to earlier lines of therapy and possible combinations.

In January 2016, the U.S. Food and Drug Administration (FDA) granted orphan drug designation to BLU-285 for the treatment of GIST, and in October 2016, the FDA granted Fast Track designation to BLU-285 for the treatment of patients with unresectable or metastatic GIST that progressed following treatment with imatinib and a second TKI and for the treatment of patients with unresectable or metastatic GIST with the PDGFRα D842V mutation regardless of prior therapy. Blueprint Medicines plans to seek regulatory guidance on potential pathways for expedited clinical development of BLU-285 for the treatment of advanced GIST.

Conference Call Information

Blueprint Medicines will host a conference call and webcast on Thursday, December 1, 2016 at 12:30 p.m. ET (6:30 p.m. CET) to discuss the preliminary clinical data for BLU-285 in GIST. The data will be presented on December 1, 2016 by Michael Heinrich, M.D., Oregon Health & Science University, in an oral presentation, “Preliminary Safety and Activity in a First-in-Human Phase 1 Study of BLU-285, a Potent, Highly-Selective Inhibitor of KIT and PDGFRα Activation Loop Mutants in Advanced Gastrointestinal Stromal Tumor (GIST),” (Abstract 6LBA) at the 28th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in Munich, Germany at 4:00 p.m. CET (10:00 a.m. ET). As part of the conference call and webcast, Blueprint Medicines will also be discussing the preliminary data from the dose escalation portion of its Phase 1 clinical trial for BLU-554, an investigational medicine in development for patients with advanced hepatocellular carcinoma, which was presented in a poster presentation at EORTC-NCI-AACR.

To participate in the conference call, please dial 1-855-728-4793 (domestic) or 1-503-343-6666 (international) and refer to conference ID 10770449. A live webcast of the presentation will also be available under “Events and Presentations” in the Investors section of Blueprint Medicines’ website at http://ir.blueprintmedicines.com. A replay of the webcast will be available approximately two hours after the conference call and will be available for 30 days following the call.

About the Phase 1 Clinical Trial for BLU-285 for PDGFRα-Driven and KIT-Driven GIST

Blueprint Medicines’ Phase 1 clinical trial for BLU-285 for the treatment of patients with unresectable PDGFRα-driven GIST and treatment-resistant KIT-driven GIST is designed to evaluate the safety and tolerability of BLU-285 in multiple ascending doses with the goal of establishing an MTD or a lower recommended dose. All patients are tested retrospectively for both PDGFRα D842 and KIT mutational status. Once the MTD is reached, or a recommended dose is established, Blueprint Medicines plans to open expansion cohorts for patients with a PDGFRα D842 mutation, regardless of line of therapy, and for patients who have received imatinib and at least one other KIT-directed TKI, clinically selecting for patients with KIT-driven GIST who have a KIT Exon 17 mutation. Secondary objectives include assessing response rate by RECIST version 1.1 criteria commonly used to measure clinical responses in solid tumors, the pharmacokinetics of BLU-285 and allelic burden using circulating tumor DNA. The Phase 1 clinical trial is designed to enroll approximately 60 patients, including approximately 25 patients during dose escalation and approximately 35 additional patients in expansion cohorts, at multiple sites in the United States, European Union and Asia. Please refer to www.clinicaltrials.gov for additional details related to this Phase 1 clinical trial (NCT02508532). For more information, please contact the study director for this Phase 1 clinical trial at studydirector@blueprintmedicines.com.

About GIST

GIST is the most common sarcoma, or tumor of bone or connective tissue, of the gastrointestinal (GI) tract. Tumors arise from cells in the wall of the GI tract and occur most often in the stomach or small intestine. Most patients are diagnosed between the ages of 50-80, and diagnosis is typically triggered by GI bleeding, incidental findings during surgery or imaging and, in rare cases, tumor rupture or GI obstruction. Approximately 80 percent of GIST patients have KIT-driven GIST, and Blueprint Medicines estimates that KIT Exon 17 mutations occur in approximately 90 percent of GIST patients with KIT-driven GIST following treatment with at least two TKIs. Approximately five percent of all advanced GIST cases are driven by D842V mutant PDGFRα. Patients diagnosed with GIST at an early stage may undergo surgery. For patients with KIT-driven GIST, treatment with the currently approved frontline therapy typically leads to treatment resistance and disease progression. Treatment options for KIT-driven GIST patients whose disease progresses or develops resistance are currently limited, with approved therapies providing a progression free survival of up to six months and a response rate between five percent and seven percent. There are no effective treatment options for patients with PDGFRα-driven GIST, and progression can occur in as little as three months with available treatment options.

About BLU-285

BLU-285 is an orally available, potent and highly selective inhibitor of D842V mutant PDGFRα and Exon 17 mutant KIT. Blueprint Medicines is initially developing BLU-285, an investigational medicine, for the treatment of patients with advanced GIST and advanced systemic mastocytosis. BLU-285 was discovered by Blueprint Medicines’ research team leveraging its proprietary compound library, and Blueprint Medicines retains worldwide development and commercialization rights for BLU-285.

About Blueprint Medicines

Blueprint Medicines is developing a new generation of targeted kinase medicines to improve the lives of patients with genomically defined diseases. Its approach is rooted in a deep understanding of the genetic blueprint of cancer and other diseases driven by the abnormal activation of kinases. Blueprint Medicines is advancing three programs in clinical development for subsets of patients with gastrointestinal stromal tumors, hepatocellular carcinoma and systemic mastocytosis, as well as multiple programs in research and preclinical development.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding plans and timelines for the clinical development of BLU-285; our ability to implement our clinical development plans for BLU-285 for the treatment of advanced GIST; our ability to enroll patients in our ongoing Phase 1 clinical trial for BLU-285 in advanced GIST; and Blueprint Medicines’ strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the delay of any current or planned clinical trials or the development of Blueprint Medicines’ drug product candidates, including BLU-285 and BLU-554; Blueprint Medicines’ advancement of multiple early-stage efforts; Blueprint Medicines’ ability to successfully demonstrate the efficacy and safety of its drug product candidates; the preclinical and clinical results for Blueprint Medicines’ drug product candidates, which may not support further development of such drug product candidates; and actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; Blueprint Medicines’ ability to develop and commercialize companion diagnostics for its current and future drug candidates, including companion diagnostics for BLU-554 with Ventana Medical Systems, Inc. and for BLU-285 with QIAGEN Manchester Limited; and the success of Blueprint Medicines’ rare genetic disease collaboration with Alexion Pharma Holding and its cancer immunotherapy collaboration with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Blueprint Medicines’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, as filed with the Securities and Exchange Commission (SEC) on November 10, 2016, and other filings that Blueprint Medicines may make with the SEC in the future. Any forward-looking statements contained in this press release represent Blueprint Medicines’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Contact

Investor Relations:

Kristin Williams

Blueprint Medicines Corporation

617-714-6674

kwilliams@blueprintmedicines.com

Media Relations:

Rachel Hutman

W2O Group

301-801-5540

rhutman@w2ogroup.com